As filed with the Securities and Exchange Commission on April 20, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	59-2921318
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

220 East Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(407) 741-5300

(Address of principal executive offices, including zip code)

International Assets Holding Corporation 2003 Stock Option Plan

International Assets Holding Corporation 2007 Restricted Stock Plan

(Full title of the plans)

Brian Sephton, Chief Financial Officer

220 East Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(407) 741-5300

(Name, address, and telephone number,

including area code, of agent for service)

With a copy to:

Alfred G. Smith, Esq.

Shutts & Bowen

1500 Miami Center

201 S. Biscayne Blvd.

Miami, Florida 33131

(305) 358-6300

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	750,000	(1)	$23.88	$17,910,000	$549.84	(3)
Common Stock, par value $.01 per share	750,000	(2)	$23.88	$17,910,000	$549.84	(3)

(1)	This Registration Statement covers 750,000 additional shares of common stock which may be issued under the 2003 International Assets Holding Corporation Stock Option Plan (the “2003 Plan”). In addition, this Registration Statement covers an indeterminate number of additional shares of common stock which may be issued under the 2003 Plan as a result of stock splits, stock dividends or other similar transactions.
(2)	This Registration Statement also covers 750,000 shares of common stock to be issued under the International Assets Holding Corporation 2007 Restricted Stock Plan (the “Restricted Stock Plan”). In addition, this Registration Statement covers an indeterminate number of additional shares of common stock which may be issued under the Restricted Stock Plan as a result of stock splits, stock dividends or other similar transactions.
(3)	The registration fee for the shares has been calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ on April 17, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as the prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:	Incorporation of Documents by Reference

The registrant hereby incorporates by reference in this Registration Statement the following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) under Commission File No. 000-23554:

(1)	The registrant’s Annual Report on Form 10-KSB for the period ended September 30, 2006.

(2)	The registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006.

(3)	The registrant’s Current Reports on Form 8-K filed on February 21, 2007; February 28, 2007; March 1, 2007; March 2, 2007; and March 16, 2007.

(4)	The registrant’s Registration Statement on Form S-8, relating to the 2003 International Assets Holding Corporation Stock Option Plan, filed on August 28, 2003 (Registration No. 333-108332).

(5)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form SB-2 filed on October 13, 1993 (Registration No. 33-70334-A).

(6)	The registrant’s Definitive Proxy Statement on Schedule 14A filed on January 18, 2007.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:	Description of Securities

Not applicable.

Item 5:	Interests of Named Experts and Counsel

Not applicable.

Item 6:	Indemnification of Directors and Officers

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, we are required to indemnify any present or former officer or director against expenses reasonably incurred by the officer or director in connection with legal proceedings in which the officer or director becomes involved by reason of being an officer or director if the officer or director is successful in the defense of such proceedings. Section 145 also provides that we may indemnify an officer or director in connection with a proceeding against which he or she is not successful in defending if it is determined that the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and in the case of a criminal action, if it is determined that the officer or director had no reasonable cause to believe his or her conduct was unlawful. Liabilities for which an officer or director may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses incurred in connection with such proceedings. In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to us (except for expenses allowed by a court).

Pursuant to the provisions of Article VII of our bylaws, we are required to indemnify our officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, our bylaws generally state that an officer or director will be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with any threatened, pending or completed action, suit or proceeding, provided that (i) such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests; and (ii) with respect to criminal actions or proceedings, such officer or director had no reasonable cause to believe his conduct was unlawful. With respect to stockholder derivative actions, our bylaws generally state that an officer or director will be indemnified against expenses actually and reasonably incurred by the officer or director in connection with the defense or settlement of any threatened, pending or completed action or suit provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that no indemnification

(except for indemnification allowed by a court) will be made with respect to any claim, issue or matter as to which such officer or director has been adjudged to be liable for negligence or misconduct in the performance of the officers or director’s duty to us. Our bylaws also provide that under certain circumstances, we will advance expenses for the defense of any action for which indemnification may be available.

Additionally, pursuant to our certificate of incorporation, a director is not personally liable to us or any of our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability resulting from (i) any breach of the director’s duty of loyalty to us or to our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) violation of Section 174 of the Delaware General Corporation Law, which generally holds directors liable for unlawful dividends, stock purchases or stock redemptions in the event of our dissolution or insolvency; or (iv) any transaction from which the director derived an improper personal benefit.

The indemnification provided by the Delaware General Corporation Law, our certificate of incorporation, and our bylaws is not exclusive of any other rights to which our directors or officers may be entitled. We also carry directors’ and officers’ liability insurance.

Item 7:	Exemption from Registration Claimed

Not applicable.

Item 8:	Exhibits

4.1	International Assets Holding Corporation 2003 Stock Option Plan (incorporated by reference from Exhibit A to the registrant’s Proxy Statement filed on January 23, 2006)

4.2	International Assets Holding Corporation 2007 Restricted Stock Plan (incorporated by reference from Exhibit I to the registrant’s Proxy Statement filed on January 14, 2007)

5.1	Opinion of Shutts & Bowen LLP

23.1	Consent of Rothstein, Kass & Company P.C.

23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1 hereto)

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on the 18 day of April, 2007.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/s/ Sean M. O’Connor
Sean M. O’Connor
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Sean M. O’Connor and Scott J. Branch, and each of them severally, the undersigned’s true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Diego J. Veitia	Director and Chairman of the Board	April 18, 2007
Diego J. Veitia

/s/ Sean M. O’Connor	Director and Chief Executive Officer	April 18, 2007
Sean M. O’Connor

/s/ Scott J. Branch	Director and President	April 18, 2007
Scott J. Branch

/s/ Brian Sephton	Chief Financial Officer and Treasurer	April 18, 2007
Brian Sephton

/s/ Robert A. Miller	Director	April 18, 2007
Robert A. Miller

/s/ John Radziwill	Director	April 18, 2007
John Radziwill

/s/ John Fowler	Director	April 18, 2007
John Fowler

/s/ Justin Wheeler	Director	April 18, 2007
Justin Wheeler